Exhibit 99.1

Industrial Services of America, Inc.
Announces First Quarter 2014 Results

LOUISVILLE, KY. (May 14, 2014) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities for domestic users and export markets, and offers programs and equipment to help businesses manage waste, today reported financial results for the first quarter ended March 31, 2014.

Revenue for the first quarter of 2014 was $25.7 million compared with $34.8 million in the first quarter of 2013. Net loss for the first quarter of 2014 was $(0.6) million, or $(0.09) on a per share basis, compared with a net loss of $(0.1) million, or $(0.02) on a per share basis, for the comparable period in 2013.

Key Highlights:

•	Extended debt maturity date to July 15, 2015

•	Reduced total debt by $2.9 million, or 16.2%, to $15.0 million from $17.9 million

•	In compliance with all bank financial covenants

•	Current ratio at March 31, 2014 was 2.08 to 1

•	Working capital at March 31, 2014 was $9.6 million.

Commentary:

In February 2014, the ISA entered into an amendment with Fifth Third Bank to extend the maturity date of both the revolving credit facility and the term loan to July 31, 2015, temporarily reduces the interest rate on both loans, lowers the monthly principal payment on the term loan and increases the advance rate on inventory. These benefits enhance ISA’s near-term liquidity, which the Company is using to grow operations.

Cash Flow Highlights:

ISA concluded the first quarter with cash of $1.2 million, a $0.4 million reduction from the cash balance at the end of 2013. During the first quarter, the Company:

•	Generated $2.3 million of cash from operations

•	Used $0.1 million of cash for investing activities; and

•	Repaid $2.9 million of debt

“ISA like most businesses in the United States found the first two months of the first quarter very challenging due to weather conditions.” Sean Garber, President of ISA said, “The first quarter was a new beginning for ISA.  There have been many challenging tasks that were dealt with head on in order to position the Company for profitability and new growth.  We are seeing the results of these efforts through the reduction of costs by 35% compared to the increase in volume of 24%.  Most importantly ISA was able to exceed the bank financial covenants for the first quarter.  These results continue to be a direct correlation with the commitment, dedication and contributions from the entire ISA team.”

ISA's SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA
Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets. Additionally, ISA offers commercial, industrial and business customers a variety of programs and equipment to manage waste. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include fluctuations in the price of recycled materials, varying demand for waste managing systems, equipment and services, competitive pressures in waste managing systems and equipment, competitive pressures in the waste managing business, and loss of customers. Further information on factors that could affect ISA's results is detailed in ISA's filings with the Securities and Exchange Commission. ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Key words: recycling, scrap, ferrous, non-ferrous materials, waste management, international markets, global markets.

Contact Information:
Alan Schroering, Vice-President of Finance and Interim Chief Financial Officer, 502-214-3710, aschroering@isa-inc.com.